EXHIBIT 4.4

TRANSLATION FOR
INFORMATION
PURPOSES ONLY

AGREEMENT

entered into by:

THE FEDERAL GOVERNMENT OF THE
UNITED MEXICAN STATES

GRUPO TRANSPORTACION FERROVIARIA
MEXlCANA, S A DE C V

TRANSPORTACION MARITIMA
MEXICANA, S A DE C V

KANSAS CITY SOUTHERN
INDUSTRIES, INC.

June 9, 1997

AGREEMENT which is signed on June 9, 1997 by:

(1)	THE FEDERAL GOVERNMENT OF THE UNITED MEXICAN STATES, THROUGH THE TREASURY OF THE FEDERATION (hereinafter the “Federal Government”);

(2)	GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S A DE C V (hereinafter “TFM Group”); and

(3)	TRANSPORTACION MARITIMA MEXICANA, S A DE C V (hereinafter “TMM”) and KANSAS CITY SOUTHERN INDUSTRIES, INC. (hereinafter “KCSI”).

     With the appearance of the MINISTRY OF TRANSPORT AND COMMUNICATIONS

     Pursuant to the following Recitals and Clauses, considering the definitions contained in Clause I of this Agreement:

R E C I T A L S

     I     Under articles 134 of the Political Constitution of the United Mexican States; 36 of the Organic Law Governing the Federal Public Administration; 5 of the Law Governing Regulations of Railroad Services; 32 and 68 of the Federal Law Governing Paraestate Entities; 5th, 6th and 12th of its Regulations; tenth section IV and twelfth sections III and IV of the Agreement which incorporates the Intersecretarial Commission of Desincorporation; under numeral 43 of the General Provisions regarding to open Investment in the Mexican Railroad System and in the agreements adopted by the Intersecretarial Commission of Desincorporation in Meetings of March 6 and July 24, 1996, as well as in the authorization issued by the Ministry of Finance and Public Credit by means of an official letter dated August 7, 1996, the Ministry of Transport and Communications, on August 9, 1996, the Federal Government published a summon and its relevant basis (hereinafter the “Bid”) for the acquisition of eighty percent (80%) of the relevant certificates of the capital stock of TFM, S A de C V (before known as Ferrocarril del Noreste, S A de C V hereinafter “TFM”).

     II     On December 1996, and pursuant to the Bid, the Ministry of Transport and Communications issued the Bid in favor of TFM Group.

     III     On January 31, 1997, the Federal Government, Ferrocarriles Nacionales de Mexico and TFM Group (before known as Transportacion Ferroviaria Mexicana, S de R L. de C V), with the appearance of the Ministry of Transport and Communications, subscribed a purchase of shares agreement (the “Purchase Agreement”) by virtue of which the Federal Government and Ferrocarriles Nacionales de Mexico sold to TFM Group the eighty percent (80%) of shares representing the capital stock of TFM.

     IV     Pursuant to the Purchase Agreement, the Federal Government kept Class III shares, representing twenty percent (20%) of TFM’s capital stock, in order to sell them by means of a public offering through the securities market, after registration in the national Registry of Securities and Brokers and, as the case may be, authorization from the National Banking and

Securities Commission, or by selling said shares directly to TFM Group, pursuant to the terms established in that Purchase Agreement (hereinafter the shares representing TFM’s capital stock referred to in this Recital shall be called “Shares of the Second Block”)

     V     By means of an official letter of January 21, 1997, the Committee of Restructuration of the Mexican Railroad System of the Ministry of Transport and Communications (the “Commission”) informed to TFM Group have made the analysis of the proposal made by TFM Group, in which is evidenced the negative impact that it would have for TFM and its shareholders, to place shares in the market in a period of time less than twenty four (24) months counted since the date of execution of the Purchase Agreement, as well as its proposal regarding to the consideration of a placement scheme within a period of time of eighty-one (81) months starting on the mentioned date, pursuant with the provisions of Clause Twenty-Sixth of said Purchase Agreement. Moreover, it was considered that: (i) one of the purposes of the Federal Government participation in TFM is the placement of said participation between the public investors so that it may have access to its capital and participate of its benefits, and (ii) it is convenient that TFM reaches adequate levels of efficiency and rentability, as of solvency and liquidity before placing its shares in the stock market.

     In the other hand, by means of the mentioned letter in the paragraph above, the Commission informed that the premature placement of the shares of TFM in the stock market, may have the effect that such shares may be ranking under its real value, which would limit TFM and its shareholders the access to financial markets to obtain resources that shall be sent to necessary investments to maintain the railroad service in an efficient permanent and secure manner.

     BY VIRTUE OF THE FOREGOING, the parties sign this Agreement pursuant to the following:

C L A U S E S

CLAUSE I
DEFINITIONS

     Section 1.01 Definition of Terms As used in, and for the purposes of this Agreement, the terms listed below shall have the following meanings (which shall be applied equally to the singular and to the plural of said terms):

     “Shares of the Second Block” shall have the meaning attributed to said term in Recital IV of this Agreement.

     “TFM Shares” shall mean all shares representing TFM’s capital stock.

     “Class III Shares” shall mean the TFM shares of Class III.

     “Purchase Agreement” shall have the meaning attributed to said term in Recital III of this Agreement.

     “Mexico” shall mean the United Mexican States.

     “Pesos” shall mean the currency of legal tender in Mexico.

     “Purchase Price” shall mean the price per TFM Share determined pursuant to Clause Twenty-Six of the Purchase Agreement, at which price, if applicable, and pursuant to the terms and conditions of this Agreement, TFM Group, TMM or KCSI, as the case may be, shall acquire, from the Federal Government the Shares of the Second Block.

CLAUSE II
OF THE PUBLIC OFFERING

     Section 2.01 Public Offering Under the terms of Clause Twenty-Sixth of the Purchase Agreement, a period of eighty one (81) months is provided starting on the date of said Purchase Agreement, for the placement of the Shares of the Second Block in the stock market, in the understanding that the period of time to make valid the obligation to purchase the shares that TFM Group and the Federal Government have mutually granted in the Purchase Agreement, will be extended for a period of time equal to the one above mentioned.

     Section 2.02 Price The initial price to which, as the case may be, the Shares of the Second Block be offered in the stock market pursuant to the provisions of Section 2.01 above, may not be under the price established in Clause Twenty-Sixth of the Purchase Agreement.

     Section 2.03 Previous Placement The Shares of the Second Block may be placed in the stock market before expiration of the period of eighty-one (81) months referred to in Section 2.01 above, if the market conditions are propitious and the Federal Government and TFM Group expressly agree as such.

CLAUSE III
OBLIGATION TO ACQUIRE
THE SHARES OF THE SECOND BLOCK

     Section 3.01 Purchase Undertaking If, for any reason, on October 31, 2003, the Federal Government has not sold all of the Shares of the Second Block, TFM Group undertakes to acquire the Shares of the Second Block which the Federal Government has not sold, at a price to be calculated pursuant to the provisions of Clause Twenty-Sixth of the Purchase Agreement

     TFM Group must make payment for the Shares of the Second Block that it acquires pursuant to the provisions of the preceding paragraph, within sixty (60) calendar days following the date on which the Ministry of Transport and Communications informs of the number of shares which, pursuant to this Clause, TFM Group must acquire from the Federal Government, and against said payment the Federal Government will deliver to TFM Group, the relevant share certificates, duly endorsed in ownership and free of any lien and limitation.

     Section 3.02 Obligations of TMM and KCSI In the eventuality that, on the date referred to in the first paragraph of Section 3.01 above, TFM Group does not acquire the Shares of the Second Block that the Federal Government has not sold, therefore (i) the Ministry of Transport and Communications will provide the relevant written notice to TMM and to KCSI, (ii) TFM Group will be discharged of the obligations referred to in Section 3.01 above, and (iii) TMM and KCSI are solidarily bound to acquire all of said shares of the Second Block that the

Federal Government has not sold, either directly or through TMM Multimodal, S A de C V, and Caymex Transportation, Inc., respectively, or through any other of its subsidiaries, in the understanding that, in the event that, both, TMM and KCSI perform the acquisition referred above, will perform said acquisition in a proportion manner considering fifty-one percent (51%) for TMM and forty-nine percent (49%) for KCSI; in the understanding that, in the event referred to in this Section 3.02, the sale to TMM and to KCSI shall be under the same terms and conditions as any sale that would have been made to TFM Group.

CLAUSE IV
VARIOUS

     Section 4.01 Notifications, Etc. Unless stipulated to the contrary in this Agreement, notifications and notices that are referred herein shall be made in writing and shall be delivered by hand or sent by fax (with telephone confirmation) to each party to this Agreement at its domicile or, if applicable, to the fax number that is stated under its name on the signature pages of this Agreement, or to any other domicile or telephone number that any party indicates in written notice given to the other parties to this Agreement. All notification and notices that are delivered by hand at the domicile of the corresponding party shall take effect on the date of delivery thereof and, any that are sent by fax, when the recipient thereof issues a receipt acknowledging delivery of the corresponding notification or notice.

     Section 4.02 Taxes Each party shall pay the taxes that, pursuant to the applicable laws, it is supposed to pay in connection with the subscription and performance of the obligations deriving from this Agreement.

     Section 4.03 Assign No party may assign the rights or obligations that derive for it from this Agreement, without the prior written consent of the other parties to this instrument.

     Section 4.04 Law and Jurisdiction For the interpretation and performance of this Agreement, the parties hereto submit to the laws applicable in, and to the appropriate courts of the Federal District, Mexico, and waive any other privilege that might correspond to them by reason of their present or future domicile, or for any other reason.

     Section 4.05 Titles The titles of the Clauses and Sections that are used in this Agreement have no purpose other than the convenience of the parties and may not affect the interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties sign this Agreement by means of their representatives duly authorized for the purpose, on June 9, 1997.

FEDERAL GOVERNMENT OF THE UNITED
MEXICAN STATES THROUGH THE TREASURY
OF THE FEDERATION

/s/ ILLEGIBLE
By:
Title:
Domicile:
Fax:

GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S A DE C V

/s/ JACINTO MARINA	/s/ JOE MONELLO
By: Jacinto Marina	By: Joe Monello
Title: Attorney-in-Fact	Title: Attorney-in-Fact
Domicile:
Fax:

TRANSPORTACION MARITIMA MEXICANA, S A DE C V

/s/ J. CARLOS MERODIO
By: J. Carlos Merodio
Title: Attorney-in-Fact
Domicile:
Fax:

KANSAS CITY SOUTHERN INDUSTRIES, INC.

/s/ JOE MONELLO
By: Joe Monello
Title: Attorney-in-Fact
Domicile:
Fax:

With the appearance of the
MINISTRY OF TRANSPORT AND COMMUNICATIONS

/s/ ILLEGIBLE
By:
Title:
Domicile:
Fax:

WE AGREE AND ACKNOWLEDGE THE TERMS
AND CONDITIONS OF THIS AGREEMENT:

TMM MULTIMODAL, S A DE C V

/s/ J. CARLOS MERODIO	/s/ JACINTO MARINA

By: J. Carlos Merodio	By: Jacinto Marina
Title: Attorney-in-Fact	Title: Attorney-in-Fact
Domicile:
Fax:

CAYMEX TRANSPORTACION, INC.

/s/ JOE MONELLO
By: Joe Monello
Title: Attorney-in-Fact
Domicile:
Fax: